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                      June 9, 2023

       Julie Ryan
       Vice President, Finance
       GH Research PLC
       Joshua Dawson House
       Dawson Street
       Dublin 2
       D02 RY95
       Ireland

                                                        Re: GH Research PLC
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 9, 2023
                                                            File No. 001-40530

       Dear Julie Ryan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences